Exhibit (a)(6)

                               [LEXENT LETTERHEAD]


August 24, 2001

To:     Valued Employee/Option Holder

From:   Heather Sisler
        Manager of Corporate Services

Re:     Amendment and Supplement to the Offer to Exchange, dated August 17, 2001


     We have previously sent to you an Offer to Exchange and a Letter of Transmittal relating to our offer to exchange outstanding options to purchase shares of our common stock having an exercise price of $13.50 or more for new options with an exercise price to be determined. This memorandum amends and supplements information contained in the Offer to Exchange, as follows:

     The offer expires at 12:00 midnight on September 14, 2001. Therefore, you must deliver, before 12:00 midnight, New York, New York time, on September 14, 2001, a properly completed and duly executed Letter of Transmittal and any other documents required by the letter of transmittal to Lexent Inc., Attention:
Heather Sisler, Manager of Corporate Services, Three New York Plaza, New York, New York 10004 (facsimile: (212) 981-9417). If the offer is extended by us beyond September 14, 2001, you must deliver these documents to Ms. Sisler before the extended expiration of the offer.

     You may withdraw your election to tender options at any time before 12:00 midnight, New York, New York time, on September 14, 2001. If we extend the offer beyond that time, you may withdraw your election to tender options at any time until the extended expiration of the offer. In addition, you may withdraw at any time after 12:00 midnight, New York, New York time, on October 15, 2001 if we have not yet closed the offer and cancelled your tendered options. For purposes of the offer, the definition of the term "business day" means any day other than a Saturday, Sunday or U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

     You should be aware that promptly after the expiration of the offer, we will notify each tendering option holder indicating the number of shares subject to the options that we have accepted for exchange and cancelled, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

     In addition, please note that the safe harbor under the Private Securities Litigation Reform Act of 1995 is not available with respect to statements that are made in connection with the offer.

     The Offer to Exchange is further amended to add certain summary financial information concerning Lexent Inc. as set forth below:


                                                                Year Ended December 31,            Six Months Ended
                                                                ----------------------             ----------------
                                                              1999                  2000             June 30, 2001
                                                              ----                  ----             -------------

Results of Operations:                                             (in thousands, except per share data)


Revenues.......................................              $150,862              $295,993              $139,149
Operating income (loss)........................                16,214                20,561               (19,734)
Net income (loss)..............................              $  7,952              $  8,576              $(11,050)
                                                             ========              ========              ========
Net income (loss) per share:
   Basic.......................................              $   0.32              $   0.27              $   0.27
                                                             ========              ========              ========
   Diluted.....................................              $   0.24              $   0.22              $   0.27
                                                             ========              ========              ========
Weighted average shares:
   Basic.......................................                22,721                30,839                41,307
                                                               ======                ======                ======
   Diluted.....................................                33,531                38,266                     *
                                                               ======                ======                ======


                                                                   As of December 31,                 As of June 30,
                                                                   -----------------                  -------------
                                                              1999                  2000                   2001
                                                              ----                  ----                   ----
Financial Position:


Current assets.................................               $53,654              $181,702              $60,052

Noncurrent assets..............................                 6,725                17,299               20,987

Current liabilities............................                27,957                40,891               33,711

Noncurrent liabilities.........................                16,216                $7,629                4,172

Book value per common share....................                 $0.16                 $3.66                $3.45


*Anti-dilutive, therefore, not presented.

     You should consider the information set forth in this Amendment and Supplement and the previously supplied information contained in the Offer to Exchange in deciding whether to participate in the offer (or whether to modify or rescind your election to participate in the offer if you have already made an election). Any questions or requests for assistance or additional copies of documents referred to in this Amendment and Supplement may be directed to:

                                   Lexent Inc.
                            Attention: Heather Sisler
                          Manager of Corporate Services
                              Three New York Plaza
                            New York, New York 10004
                            Telephone: (212) 981-9429
                            Facsimile: (212) 981-9417